EXHIBIT 10.3

                            FORM OF OPTION AGREEMENT

Winmax Trading Group, Inc.
Date: ______________

Dear _____________________:

The Board of Directors of Winmax Trading Group Inc. (the "Corporation") is pleased to award you an Option pursuant to the provisions of the 2005 Non-Qualified Stock Award and Option Plan (the "Plan"). This letter will describe the Option granted to you. Attached to this letter is a copy of the Plan. The terms of the Plan also set forth provisions governing the Option granted to you. Therefore, in addition to reading this letter you should also read the Plan. Your signature on this letter is an acknowledgment to us that you have read and understand the Plan and that you agree to abide by its terms. All terms not defined in this letter shall have the same meaning as in the Plan.

1. Type of Option. You are granted [a] Non Qualified Stock Option[s].

2. Rights and Privileges.

(a) Subject to the conditions hereinafter set forth, we grant you the right to purchase __________ shares of Common Stock at fifty cents ($.50) per share.

3. Time of Exercise. The Option may be exercised at any time and from time to time beginning when the right to purchase the shares of Common Stock accrues and ending when they terminate as provided in Section 5 of this letter.

4. Method of Exercise. The Options shall be exercised by written notice to the Chairman of the Board of Directors at the Corporation's principal place of business. The notice shall set forth the number of shares of Common Stock to be acquired and shall contain a check payable to the Corporation in full payment for the Common Stock or that number of already owned shares of Common Stock equal in value to the total Exercise Price of the Option. We shall make delivery of the shares of Common Stock subject to the conditions described in Section 13 of the Plan.

5. Termination of Option. To the extent not exercised, the Option shall terminate upon the first to occur of the following dates:

      (a)   Five years from the date of grant; or

      (b) On the date your employment terminates with the Corporation and any of its subsidiaries included in the Plan for any reason, other than by reason of death or permanent disability. As used herein, "permanent disability" means your inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

6.    [Heading]

      (i) the failure of an Option to vest when due to vest pursuant to its terms for any reason whatsoever shall cause the unvested Option to expire and be of no further force or effect;

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      (ii) unless terminated earlier pursuant to Sections 9(i) or 11 of the
      Plan, the term of any Option granted under the Plan shall be specified in the Stock Option Agreement but shall be no greater than five years from the date of grant;
      (iii) no Option or interest therein may be pledged, hypothecated, encumbered or otherwise made subject to execution, attachment or similar process; and
      (iv) no Option or interest therein shall be assignable or transferable by the holder otherwise than by will or by the laws of descent and distribution or to a beneficiary upon the death of a Participant, and an Option shall be exercisable during the lifetime of the holder only by him or by his guardian or legal representative, except that an Option may be transferred to one or more transferees during the lifetime of the Participant, and may be exercised by such transferee in accordance with the terms of such Option, but only if and to the extent such transfers are permitted by the Board pursuant to the express terms of the Stock Option Agreement (subject to any terms and conditions which the Board may impose thereon). A transferee or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Stock Option Agreement applicable to such Participant, except as otherwise determined by the Board, and to any additional terms and conditions deemed necessary or appropriate by the Board.

7. MEANS OF PAYMENT.

Any Stock Option Agreement may, in the sole and absolute discretion of the Board, permit payment by any other form of legal consideration consistent with applicable law and any rules and regulations relating thereto.

8. EXERCISE.

The holder of an Option may exercise the same by filing with the Corporate Secretary of the Company a written election, in such form as the Board may determine, specifying the number of Shares with respect to which such Option is being exercised, and accompanied by payment in full of the exercise price for such Shares. Notwithstanding the foregoing, the Board may specify a reasonable minimum number of Shares that may be purchased on any exercise of an Option, provided that such minimum number will not prevent the Participant from exercising the Option with respect to the full number of Shares as to which the Option is then exercisable.

9. WITHHOLDING TAXES.

Prior to issuance of the Shares upon exercise of an Option, the Participant shall pay or take adequate provision for the payment of any federal, state, local or foreign withholding obligations of the Company or any Subsidiary or Affiliate of the Company, if applicable. In the event a Participant shall fail to make adequate provision for the payment of such obligations, the Company shall have the right to withhold an amount of Shares otherwise deliverable to the Participant sufficient to pay such withholding obligations or, in the discretion of the Board, to refuse to honor the exercise.

10. TERMINATION OF OPTIONS.

Options granted under the Plan shall be subject to the following events of termination, unless otherwise provided in the Stock Option Agreement:

      (i) in the event a Participant who is a Director (but not an Officer or Employee) is removed from the Board or the board of directors of a Subsidiary or an Affiliate, as the case may be, for cause (as contemplated by the charter, by-laws or other organizational or governing documents), all unexercised Options held by such Participant on the date of such removal (whether or not vested) shall expire immediately;
      (ii) In the event the employment of a Participant who is an Officer or Employee terminated for Cause, or in the event the services of a Participant who is a eligible consultant are terminated for Cause, all unexercised Options held by such Participant on the date of such termination (whether or not vested) shall expire immediately; and

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      (iii) in the event a Participant is no longer a Director, Officer,
            Employee, consultant or independent contractor, other than for the reasons set forth in Sections 9(i)(i) or 9(i)(ii) of the Plan, all Options which remain unvested on the date the Participant ceases to be a Director, Officer or Employee, as the case may be, shall expire immediately, and all Options which have vested prior to such date shall expire twelve months thereafter unless by their terms they expire sooner.

11. SECURITIES LAWS. The Corporation has no obligations to ever register the Option or the shares of Common Stock underlying the Option.

12. BINDING EFFECT. The rights and obligations described in this letter shall inure to the benefit of and be binding upon both of us, and our respective heirs, personal representatives, successors and assigns.

13. DATE OF GRANT. The Option shall be treated as having been granted to you on the date of this letter even though you may sign it at a later date.

Very truly yours,


By: _______________________________
President

AGREED AND ACCEPTED:________________________          Date: __________________